Registration No. 333-59453
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No. 2 Dated September 1, 1998 (To Prospectus dated July 28, 1998)

                         $5,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $150,000,000

Price to Public:    100%          Proceeds to HFC:  99.918%

Issue Date:    September 4, 1998

Stated Maturity:  August 24, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on September 2, 1998.

Interest Rate Basis:     Federal Funds Rate.

Spread or Spread Multiplier:  Plus 0.35%  (+ 35 basis points)

Interest Payment Dates:  On the 24th of February, May, August and
     November of each year, commencing November 24, 1998, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date: On the second Business Day prior to each Interest Reset Date.

Interest Reset Date:  On each Business Day.

Index Maturity:  Daily.

Agent:  Warburg Dillon Read LLC         $ 50,000,000
        Salomon Brothers, Inc.          $100,000,000

Agent's Commission or Discount:  .082%

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